SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 3)*

International Business Machines Corporation

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

459200101

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

13G

CUSIP No. 459200101	Page 2 of 38 Pages

1	NAME OF REPORTING PERSONS Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,000
	6	SHARED VOTING POWER 76,971,817
	7	SOLE DISPOSITIVE POWER 9,000
	8	SHARED DISPOSITIVE POWER 76,971,817
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,980,817
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%
12	TYPE OF REPORTING PERSON* IN

13G

CUSIP No. 459200101	Page 3 of 38 Pages

1	NAME OF REPORTING PERSONS Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 76,971,817
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 76,971,817
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,971,817
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%
12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 459200101	Page 4 of 38 Pages

1	NAME OF REPORTING PERSONS National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 74,057,849
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 74,057,849
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,057,849
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 5 of 38 Pages

1	NAME OF REPORTING PERSONS Berkshire Hathaway Assurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 822,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 822,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 822,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 6 of 38 Pages

1	NAME OF REPORTING PERSONS Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,511,588
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,511,588
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,511,588
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 7 of 38 Pages

1	NAME OF REPORTING PERSONS Central States of Omaha Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 84,480
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 84,480
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,480
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 459200101	Page 8 of 38 Pages

1	NAME OF REPORTING PERSONS Central States Indemnity Company of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 79,200
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 79,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 9 of 38 Pages

1	NAME OF REPORTING PERSONS CSI Life Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,280
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,280
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,280
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 10 of 38 Pages

1	NAME OF REPORTING PERSONS Finial Reinsurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 353,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 353,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 353,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 11 of 38 Pages

1	NAME OF REPORTING PERSONS National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 103,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 103,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 12 of 38 Pages

1	NAME OF REPORTING PERSONS Boat America Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 34,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 34,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 459200101	Page 13 of 38 Pages

1	NAME OF REPORTING PERSONS Seaworthy Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 34,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 34,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 14 of 38 Pages

1	NAME OF REPORTING PERSONS GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 58,700
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 58,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 15 of 38 Pages

1	NAME OF REPORTING PERSONS GEICO Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 298,300
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 298,300
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 298,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 16 of 38 Pages

1	NAME OF REPORTING PERSONS GEICO Choice Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 58,900
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 58,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 17 of 38 Pages

1	NAME OF REPORTING PERSONS Berkshire Hathaway Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,171,337
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,171,337
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,171,337
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 18 of 38 Pages

1	NAME OF REPORTING PERSONS GEICO Secure Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 58,900
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 58,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 19 of 38 Pages

1	NAME OF REPORTING PERSONS Philadelphia Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 92,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 92,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 20 of 38 Pages

1	NAME OF REPORTING PERSONS National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 843,100
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 843,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 843,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 21 of 38 Pages

1	NAME OF REPORTING PERSONS Redwood Fire & Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 610,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 610,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 610,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 22 of 38 Pages

1	NAME OF REPORTING PERSONS National Indemnity of MidAmerica Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Iowa
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 98,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 98,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 23 of 38 Pages

1	NAME OF REPORTING PERSONS Oak River Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 60,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 60,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 24 of 38 Pages

1	NAME OF REPORTING PERSONS AmGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 190,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 190,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 25 of 38 Pages

1	NAME OF REPORTING PERSONS EastGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 75,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 75,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 26 of 38 Pages

1	NAME OF REPORTING PERSONS NorGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 200,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 200,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 27 of 38 Pages

1	NAME OF REPORTING PERSONS WestGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 30,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 30,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

13G

CUSIP No. 459200101	Page 28 of 38 Pages

1	NAME OF REPORTING PERSONS Berkshire Hathaway Homestate Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 278,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 278,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 278,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

Page 29 of 38 Pages

SCHEDULE 13G

Item 1.

(a)	Name of Issuer:

International Business Machines Corporation

(b)	Address of Issuer’s Principal Executive Offices:

1 New Orchard Road, Armonk, NY 10504

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Finial Reinsurance Company 100 Stamford Plaza Stamford, Connecticut 06962 Connecticut corporation	GEICO Advantage Insurance Company 5260 Western Avenue Chevy Chase, Maryland 20815 Nebraska corporation

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation	Central States of Omaha Companies, Inc. 1212 North 96th Street Omaha, Nebraska 68114 Nebraska corporation	National Indemnity Company of the South 3024 Harney Street Omaha, Nebraska 68131 Florida corporation	GEICO Casualty Company. 5260 Western Avenue Chevy Chase, Maryland 20815 Maryland corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Central States Indemnity Company 1212 North 96th Street Omaha, Nebraska 68114 Nebraska corporation	Boat America Corporation 880 South Pickett Street Alexandria, Virginia 22304 Virginia corporation	GEICO Choice Insurance Company 5260 Western Avenue Chevy Chase, Maryland 20815 Nebraska corporation

Berkshire Hathaway Assurance Corporation 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	CSI Life Insurance Company 1212 North 96th Street Omaha, Nebraska 68114 Nebraska corporation	Seaworthy Insurance Company 880 South Pickett Street Alexandria, Virginia 22304 Maryland corporation	GEICO Secure Insurance Company 5260 Western Avenue Chevy Chase, Maryland 20815 Nebraska corporation

Berkshire Hathaway Specialty Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Philadelphia Reinsurance Corporation 3024 Harney Street Omaha, NE 68131 Pennsylvania corporation	National Fire & Marine Insurance Company 3024 Harney Street Omaha, NE 68131 Nebraska corporation	Redwood Fire & Casualty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska corporation

National Indemnity Company of MidAmerica Insurance Company 3024 Harney Street Omaha, NE 68131 Iowa corporation	Oak River Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska corporation	AmGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania corporation	EastGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania corporation

NorGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania corporation	WestGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania corporation	Berkshire Hathaway Homestate Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska corporation

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

459200101

Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., Central States of Omaha Companies, Inc. and Boat America Corporation are each a Parent Holding Company or Control Person, in accordance with §240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Berkshire Hathaway Assurance Corporation, Berkshire Hathaway Specialty Insurance Company, Berkshire Hathaway Homestate Insurance Company, Columbia Insurance Company, Central States Indemnity Company of Omaha, CSI Life Insurance Company, Finial Reinsurance Company, National Indemnity Company of the South, Seaworthy Insurance Company, GEICO Advantage Insurance Company, GEICO Casualty Company, GEICO Choice Insurance Company, GEICO Secure Insurance Company, Philadelphia Reinsurance Corporation, National Fire and Marine Insurance Company, Redwood Fire & Casualty Insurance Company, National Indemnity of MidAmerica Insurance Company, Oak River Insurance Company, AmGUARD Insurance Company, EastGUARD Insurance Company, NorGUARD Insurance Company, and WestGUARD Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Reporting Persons together are a Group in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of class:

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2015	Berkshire Hathaway Inc.
Date

By: /s/ Warren E. Buffett
/s/ Warren E. Buffett	Signature
Signature

Warren E. Buffett, Chairman of the Board
Warren E. Buffett	Name/Title
Name

February 17, 2015
Date

Berkshire Hathaway Assurance Corporation
Columbia Insurance Company
Central States Indemnity Company of Omaha
CSI Life Insurance Company
Finial Reinsurance Company
National Indemnity Company
National Indemnity Company of the South
Seaworthy Insurance Company
GEICO Advantage Insurance Company
GEICO Casualty Company
GEICO Choice Insurance Company
GEICO Secure Insurance Company
Central States of Omaha Companies, Inc.
Boat America Corporation
Berkshire Hathaway Specialty Insurance Company
Philadelphia Reinsurance Corporation
National Fire and Marine Insurance Company
Redwood Fire & Casualty Insurance Company
National Indemnity Company of MidAmerica Insurance Company
Oak River Insurance Company
AmGUARD Insurance Company
EastGUARD Insurance Company
NorGUARD Insurance Company
WestGUARD Insurance Company
Berkshire Hathaway Homestate Insurance Company

By: /s/ Warren E. Buffett
Signature

Warren E. Buffett
Attorney-in-Fact
Name/Title

February 17, 2015
Date

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

Central States of Omaha Companies, Inc.

Boat America Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company, Berkshire Hathaway Assurance Corporation, Berkshire Hathaway Specialty Insurance Company, Columbia Insurance Company, Central States Indemnity Company of Omaha, CSI Life Insurance Company, Finial Reinsurance Company, National Indemnity Company of the South, Seaworthy Insurance Company, GEICO Advantage Insurance Company, GEICO Casualty Company, GEICO Choice Insurance Company, GEICO Secure Insurance Company, Philadelphia Reinsurance Corporation, National Fire and Marine Insurance Company, Redwood Fire & Casualty Insurance Company, National Indemnity Company of MidAmerica Insurance Company, Oak River Insurance Company, AmGUARD Insurance Company, EastGUARD Insurance Company, NorGUARD Insurance Company, WestGUARD Insurance Company and Berkshire Hathaway Homestate Insurance Company

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

AND POWER OF ATTORNEY

The undersigned persons agree and consent to the joint filing on their behalf of Schedule 13G and all amendments thereto in connection with their beneficial ownership of the Common Stock of International Business Machines Corporation.

Each person other than Warren E. Buffett whose signature appears below hereby constitutes and appoints Warren E. Buffett as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign a Schedule 13G and any or all amendments to Schedule 13G in connection with the beneficial ownership of the Common Stock of International Business Machines Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Dated: February 17, 2015	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 17, 2015	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

National Indemnity Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Berkshire Hathaway Assurance Corporation

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Columbia Insurance Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Central States of Omaha Companies, Inc.

Dated: February 17, 2015	/S/ Thomas B. Schlichting
By: Thomas B. Schlichting
Title: CFO

CSI Life Insurance Company

Dated: February 17, 2015	/S/ Thomas B. Schlichting
By: Thomas B. Schlichting
Title: CFO

Central States Indemnity Company of Omaha

Dated: February 17, 2015	/S/ Thomas B. Schlichting
By: Thomas B. Schlichting
Title: CFO

Finial Reinsurance Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

National Indemnity Company of the South

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Boat America Corporation

Dated: February 17, 2015	/S/ Richard Schwartz
By: Richard Schwartz
Title: Chairman

Seaworthy Insurance Company

Dated: February 17, 2015	/S/ Jim Holler
By: Jim Holler
Title: President

GEICO Advantage Insurance Company

Dated: February 17, 2015	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Senior Vice President

GEICO Casualty Company

Dated: February 17, 2015	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Senior Vice President

GEICO Choice Insurance Company

Dated: February 17, 2015	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Senior Vice President

GEICO Secure Insurance Company

Dated: February 17, 2015	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Senior Vice President

Berkshire Hathaway Specialty Insurance Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

AmGUARD Insurance Company

Dated: February 17, 2015	/S/ Sy Foguel
By: Sy Foguel
Title: President

EastGUARD Insurance Company

Dated: February 17, 2015	/S/ Sy Foguel
By: Sy Foguel
Title: President

NorGUARD Insurance Company

Dated: February 17, 2015	/S/ Sy Foguel
By: Sy Foguel
Title: President

WestGUARD Insurance Company

Dated: February 17, 2015	/S/ Sy Foguel
By: Sy Foguel
Title: President

Berkshire Hathaway Homestate Insurance Company

Dated: February 17, 2015	/S/ Andrew Linkhart
By: Andrew Linkhart
Title: Treasurer

Philadelphia Reinsurance Corporation

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

National Fire and Marine Insurance Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Redwood Fire & Casualty Insurance Company

Dated: February 17, 2015	/S/ Andrew Linkhart
By: Andrew Linkhart
Title: Treasurer

National Indemnity Company of MidAmerica Insurance Company

Dated: February 17, 2015	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Oak River Insurance Company

Dated: February 17, 2015	/S/ Andrew Linkhart
By: Andrew Linkhart
Title: Treasurer